[LETTERHEAD AND LOGO OF ERNST & YOUNG LLP]

Exhibit 16

July 12, 2004

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by LML Payment Systems Inc. (the "Corporation") (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4 of Form 8-K, as part of the Registrant's Form 8-K dated July 9, 2004. We agree with the statements concerning our firm in such Form 8-K. We have no basis to agree or disagree with the Corporation's statements regarding Grant Thornton LLP in the third paragraph of the Corporation's disclosure.

Yours truly,

/s/ Ernst & Young LLP

ERNST & YOUNG LLP
c.c.	British Columbia Securities Commission P.O. Box 10142 Pacific Centre 701 West Georgia Street Vancouver, B.C. V7Y 1L2
Richard Roberts Government of Yukon Corporate Affairs Registrar of Securities P.O. Box 2703, J-9 Whitehorse, Yukon Y1A 2CH